Exhibit 10.43

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT, made by and between Piggy and the Three J’s, LLC, a Vermont limited liability company with a place of business in Wilmington, Vermont, and the Estate of James L. McGovern, III (the “Seller”) and Mount Snow Ltd, a Vermont corporation with a place of business in Dover, Vermont, or its assignee (the “Buyer”).

WITNESSETH

In consideration of the mutual agreements herein contained, the parties agree as follows:

1. GRANT.

Seller agrees to sell and Buyer agrees to buy certain lands and premises located in Wilmington, Vermont, as follows:

a.              The “Gravel Pit Parcel” consisting of 220 acres, more or less, and more particularly described as set forth on Schedule A attached hereto and made a part hereof.

b.              The “Hawkins Parcel” consisting of 66 acres, more or less, and more particularly described as set forth on Schedule B attached hereto and made a part hereof.

Hereinafter, the Gravel Pit Parcel and the Hawkins Parcel shall be referred to collectively as the “Parcels”.

2. PURCHASE PRICE.

The total purchase price to be paid by Buyer to Seller for the Parcels shall be Nine Hundred Forty Seven Thousand and 00/100 Dollars ($947,000.00).

3. PAYMENT OF PURCHASE PRICE.

The purchase price shall be paid as follows:

A. Deposits.

i.         A deposit of $50,000.00 (the “Deposit”), shall be paid to Seller upon acceptance and execution of this Agreement, said Deposit shall be non-refundable, except as otherwise provided in Sections 6 and 12 below.

ii.      The $50,000 Deposit made under the terms of this Agreement together with interest, (plus credit in the amount of an additional $50,000 deposit with no interest paid and forfeited under the terms and conditions of a previous Purchase and Sale Agreement) shall be credited to the purchase price to be paid at closing.

B. Balance. The balance of the purchase price in the amount of Eight Hundred Forty Seven Thousand and 00/100 Dollars ($847,000.00) shall be paid by certified or bank check or wire at closing.

4. CLOSING.

Closing shall occur on or before September 1, 2013 at the offices of Buyer’s attorney, or at such other time and place as may be mutually agreed upon by the parties. Time is of the essence and no further extensions shall be granted beyond September 1, 2013.

5. DOCUMENTS OF TITLE.

The Parcels shall be conveyed by Warranty Deed in standard Vermont form duly executed and conveying to Buyer an estate in fee simple in and to the Parcels free and clear from all liens, exceptions or encumbrances excepting only exceptions disclosed by Buyer’s title review approved by Buyer pursuant to Section 6 below which do not affect marketable title, subject, nevertheless, to such terms and conditions as may be imposed by the State of Vermont Agency of Natural Resources in connection with a certain enforcement action relating to the Gravel Pit Parcel.

At closing Seller shall provide the Warranty Deed in addition to any forms or documents reasonably required by Buyer’s title insurance company.

6. TITLE EXAMINATION.

Buyer shall cause the title to the Parcels to be examined, and no later than 30 days from execution of this Agreement, shall notify Seller’s attorney of the existence of encumbrances or defects which are not accepted in this Agreement and which render the title unmarketable. Promptly following receipt of such notice the Seller shall endeavor to remove and remedy the specified encumbrances, defects or deficiencies. If, at the expiration of thirty (30) days following the receipt of such notice, or on the date set forth for the closing, whichever is later, the Seller is unable to remedy said defects, then the Buyer may (i) terminate this Agreement, and if so, shall receive back the $50,000 deposit money plus accrued interest or (ii) proceed with the purchase of the Parcels.

However, Seller shall be obligated to remedy any defects described above in this section six that would render title unmarketable that, despite the application of reasonable due diligence, were not readily discoverable within 30 days from the execution of this agreement. Upon notice of such defects Seller shall have an additional 30 days to remedy the subsequently discovered defects and the Buyer shall retain any remedies provided for in this section.

If notice of title defects is not given to Seller’s attorney as described in this section six then this contingency is waived, except that Seller shall be obligated to remove all monetary liens at or before closing.

7. CONDITIONS PRECEDENT.

Except as provided under Section 5 above Buyer acknowledges that there are no conditions precedent to closing before September 1, 2013.

8. NO DISCLOSURE.

Neither Seller nor Buyer shall disclose, disseminate or otherwise release any information to third parties, or make any public announcement or press release regarding the matters contemplated herein (including without limiting the generality of the foregoing, the contemplated transaction, the purchase price and terms specified herein) without the prior written approval of the party regarding the persons to which information will be released and the nature, timing and context for release of such information. Buyer and Seller may communicate with specified entities as may be legally required or necessary in connection with any due diligence investigation being conducted and the consummation of this transaction, and necessary for obtaining financing, or as required by law.

9. STATE TAXES.

The Buyer shall pay the Vermont Property Transfer Tax due at closing. Any Land Gains Tax or Withholding Tax due on this sale shall be paid by Seller.

10. ADJUSTMENTS - AT CLOSING.

Real estate taxes and other taxes and assessments applicable to the Parcels shall be prorated to the date of possession in accordance with the applicable tax or other governing year of the taxing or assessing authority.

11. BROKERAGE AND COSTS.

Buyer and Seller each warrant and represent that they have not dealt with any broker or agent with respect to this transaction, and there is no commission due on this transaction. Each party agrees to hold the other harmless from and against any claim for commissions or other broker or agent fees based upon alleged relationship with such party. Each party shall be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, taxes, accountants and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated hereby, regardless of whether the transaction is consummated.

12. DEFAULT.

If the Buyer shall fail to close as provided herein, the Seller may terminate this Agreement, retaining the Deposit money as agreed and liquidated damages, and may pursue the Seller’s rights to all legal and equitable remedies provided by law.

If Seller fails to close as provided herein, or is otherwise in default, Buyer may terminate this Agreement and shall receive back its $50,000 Deposit and any accrued interest made hereunder.

13. NOTICES.

Any notice required to be given pursuant to this Agreement shall be in writing and shall be effective at the date the notice is mailed or faxed or e-mailed, or if hand delivered, upon delivery.

The address for notice to Seller is:

Lawrin P. Crispe

Crispe & Crispe

P.O. Box 556

Brattleboro, VT 05302-0556

Phone: 254-4441

Fax: 254-4482

e-mail: Icrispe@crispe.com

The address for notice to Buyer is:

Kelly Pawlak, General Manager

Mount Snow, Ltd.

39 Mount Snow Rd.

West Dover, VT 05356

With a copy to:

Tom Montemagni

Mount Snow, Ltd.

39 Mount Snow Rd.

West Dover, Vermont 05356

Phone: 464-4039

e-mail: tmontemagni@mountsnow.com

14. TERMINATION OF PRIOR AGREEMENTS.

All prior Purchase and Sale Agreements, Amendments, and related agreements are hereby terminated.

15. MODIFICATION AND AMENDMENT.

No modification, amendment or deletion affecting this Agreement shall be effective unless in writing and signed by all parties.

16. ASSIGNMENT.

This Agreement may be assigned by Buyer to a corporation, limited liability company of partnership in which Buyer is and remains the majority shareholder or sole partner or member prior to closing.

17. BINDING EFFECT.

This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective heirs, successors, administrators, executors, and assigns. This Agreement contains the entire agreement by and between the parties hereto, superseding any and all prior agreements, written or oral, affecting said Parcels. This Agreement shall be governed by the laws of the State of Vermont. This Agreement shall be binding upon and extend to the respective successors and assigns of the parties hereto.

EXECUTED to be effective as of the date signed by the last of the parties to sign.

Piggy and the Three J’s, LLC

/s/ Illegible	/s/ Lois N. McGovern
Witness	By: Lois N. McGovern
Duly Authorized Agent (Seller)
Date: 4/12/13

Estate of James L McGovern, III

/s/ Illegible	/s/ Lois N. McGovern
Witness	By: Lois N. McGovern
Co-Executor (Seller)
Date: 4/12/13

/s/ Illegible	/s/ Lawrin P. Crispe
Witness	By: Lawrin P. Crispe
Co-Executor (Seller)
Date: 4/15/13

Mount Snow, Ltd

/s/ Illegible	/s/ Kelly Pawlak
Witness	By: Kelly Pawlak
Duly Authorized Agent (Buyer)
Date: April 10, 2013